   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 15, 1997
                                                      REGISTRATION NO. 333-37159
================================================================================

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 3
                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  IOMED, INC.
                        (NAME OF ISSUER IN ITS CHARTER)
                            ------------------------

             UTAH                              2834                           87-0441272
   (STATE OF INCORPORATION)        (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
                                   CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)

                              3385 WEST 1820 SOUTH
                           SALT LAKE CITY, UTAH 84104
                                 (801) 975-1191
 (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES AND
                          PRINCIPAL PLACE OF BUSINESS)
                            ------------------------

                           NED M. WEINSHENKER, PH.D.
                            CHIEF EXECUTIVE OFFICER
                              3385 WEST 1820 SOUTH
                           SALT LAKE CITY, UTAH 84104
                                 (801) 975-1191
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

   J. GORDON HANSEN, ESQ.                      RODD M. SCHREIBER, ESQ.
 ROBERT C. DELAHUNTY, ESQ.         SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)
  SCOTT R. CARPENTER, ESQ.                      333 WEST WACKER DRIVE
  PARSONS BEHLE & LATIMER                      CHICAGO, ILLINOIS 60606
201 SOUTH MAIN STREET, SUITE 1800                  (312) 407-0700
 SALT LAKE CITY, UTAH 84111
       (801) 532-1234

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------------------

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH A DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Common Shares being registered. All the amounts shown are estimates except for the registration fee and the NASD filing fee.

        Securities and Exchange Commission Registration Fee...............  $  8,712
        NASD Filing Fee...................................................     3,375
        National Market Listing Fee.......................................    33,000
        Printing and Engraving Expenses...................................   200,000
        Legal Fees and Expenses...........................................   250,000
        Accounting Fees and Expenses......................................   125,000
        Blue Sky Qualification Fees and Expenses..........................    15,000
        Transfer Agent and Registrar Fees and Expenses....................     5,000
        Other Non-Accountable Underwriting Expense........................   245,000
        Miscellaneous.....................................................    31,913
                                                                            --------
                  Total...................................................  $917,000
                                                                            ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation limit the personal liability of directors and officers for monetary damages to the maximum extent permitted by Utah law. Under Utah law, such limitations include monetary damages for any action taken or failed to be taken as an officer or director except for (i) amounts representing a financial benefit to which the person is not entitled,
(ii) liability for intentional infliction of harm on the Corporation or its shareholders, (iii) unlawful distributions, or (iv) an intentional violation of criminal law. The Articles of Incorporation also provide that the Company will indemnify its directors and officers against any damages arising from their actions as agents of the Company, and that the Company may similarly indemnify its other employees and agents. The Company is also empowered under its Articles of Incorporation to enter into indemnification agreements with its directors and officers.

     The Company's Bylaws provide that, to the full extent permitted by the Company's Articles of Incorporation and the Utah Revised Business Corporation Act, the Company will indemnify (and advance expenses to) the Company's officers, directors and employees in connection with any action, suit or proceeding (civil or criminal) to which those persons are made party by reason of their being a director, officer or employee). Any such indemnification will be in addition to the advancement of expenses.

     The terms of the Company's Stock Option Plan provide that, to the fullest extent permitted by the Company's Articles of Incorporation and Bylaws and by Utah law, no member of the committee which administers the plan will be liable for any action or omission taken with respect to the plan or any options issued thereunder. The Plan also provides that no member of the Board of Directors will be liable for any action or determination made in good faith with respect to the Plan or any option granted thereunder.

     There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The Company has entered into five transactions in the past three years involving the issuance of its securities under certain transactional exemptions of the Securities Act of 1933.

     On February 20, 1996, the Company issued to Laboratoires Fournier 337,837 Common Shares in conversion and satisfaction of a non-interest bearing $3,000,000 promissory note sold to Laboratoires Fournier in 1993. On November 29, 1996, the Company issued 37,202 Common Shares to CHIC, an affiliate of CHCA, for a total purchase price of $250,000. In connection with that transaction, on December 1, 1996, the Company also issued to ACH, a subsidiary of CHCA, a warrant to acquire up to 44,791 Common Shares at an exercise price of $8.88 per share. In March 1997, the Company issued two promissory notes (one for $10.0 million and the other for $5.0 million) to Elan and delivered to Elan a warrant to purchase 104,166 Common Shares in connection with the purchase of certain technology from Elan. Effective November 1, 1997, the Company issued Novartis 238,541 Common Shares and warrants to acquire 18,750 Common Shares in connection with the exchange by Novartis of its 20% equity interest in Dermion for an equity position in the Company pursuant to the provisions of the 1997 Amendments.

     In connection with each of these isolated issuances of the Company's securities, each purchaser of those securities represented and warranted to the Company that it (i) was aware that the securities had not been registered under federal securities laws, (ii) acquired the securities for its own account for investment purposes and not with a view to or for resale in connection with any distribution for purposes of the federal securities laws, (iii) understood that the securities would need to be indefinitely held unless registered or an exemption from registration applied to a proposed disposition, (iv) was aware that the certificate representing the securities would bear a legend restricting their transfer, and (v) was aware that there was no public market for the securities. The Company believes that, in light of the foregoing, and in light of the sophisticated nature of each of the acquirers, the sale of the Company's securities to the respective acquirers did not constitute the sale of an unregistered security in violation of the federal securities laws and regulations by reason of the exemption provided under sec. 4(2) of the Securities Act, and the rules and regulations promulgated thereunder.

     Concurrently with the closing of the Offering, Elan will acquire, directly from the Company in private placement transactions, approximately 833,333 Common Shares (subject to adjustment as described below) for approximately $10.2 million (the amount outstanding under the $10.0 million note) and approximately $5.1 million of Common Shares at a price per share equal to the initial public offering price hereunder. Simultaneously with such purchase, the Company will repay the Elan Notes, including interest thereon. If the initial public offering price hereunder is less than $12.00 per share, the number of Common Shares that Elan will have the right to purchase for approximately $10.2 million (the amount outstanding under the $10.0 million note) will be equal to approximately $10.2 million divided by the initial public offering price hereunder. Elan has represented in the Elan agreements that it is aware that those Common Shares will not be registered under federal securities laws, will acquire those Common Shares for its own account and for investment purposes, understands that the Common Shares will need to be held indefinitely unless registered or an exemption from registration applies to any proposed disposition, and that the certificates representing the shares will bear a restrictive legend. In light of the foregoing, the Company believes that the acquisition of the approximately 833,333 Common Shares (subject to adjustment under certain circumstances) and the approximately $5.1 million of Common Shares at a price per share equal to the initial public offering price hereunder in private placement transactions will not constitute the sale of an unregistered security in violation of federal securities law by reason of the exemption provided under sec. 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

     EXHIBIT
     NUMBER                                      DESCRIPTION
    ---------    ----------------------------------------------------------------------------
     1.1*        Form of Underwriting Agreement
     3.1**       Amended and Restated Articles of Incorporation of the Company
     3.2**       Amended and Restated Bylaws of the Company
     4.1**       Reference is made to Exhibit 3.1
     4.2*        Specimen of Common Share Certificate
     5.1*        Opinion of Parsons Behle & Latimer
    10.1**       Lease between the Company and Hayter Properties, Inc., dated September 1,
                 1997
    10.2****     License Agreement between the Company and Elan International Services, Ltd., dated April 14, 1997
    10.3****     License Agreement between the Company and Drug Delivery Systems, Inc., dated
                 April 14, 1997
    10.4**       Promissory Note issued by the Company to Elan International Management,
                 Ltd., in the principal amount of $10,000,000, dated April 14, 1997
    10.5**       Promissory Note issued by the Company to Elan International Management,
                 Ltd., in the principal amount of $5,000,000, dated April 14, 1997
    10.6****     Note Purchase and Warrant Agreement among the Company, Elan International
                 Services, Ltd. And Elan International Management, Ltd. dated April 14, 1997
    10.7         Warrant issued to Elan International Services, Ltd., dated April 14, 1997
    10.8**       Registration Rights Agreement between the Company and Elan International
                 Services, Ltd., dated April 14, 1997
    10.9****     Asset Acquisition Agreement between the Company and Fillauer, Inc., dated
                 December 27, 1996
    10.10****    License Agreement between the Company and Fillauer, Inc., dated December 26,
                 1996.
    10.11        Warrant issued to Alliance of Children's Hospitals, Inc., dated December 1,
                 1996
    10.12**      Stock Purchase Agreement between the Company and Child Health Investment
                 Corporation, dated November 29, 1996
    10.13***     Manufacturing Agreement between the Company and KWM Electronics Corporation, dated November 1, 1996
    10.14****    Contribution Agreement between the Company and Dermion, Inc., dated March
                 29, 1996
    10.15***     Patent License Agreement between the Company and Dermion, Inc., dated March
                 29, 1996
    10.16****    Research and Development Agreement among the Company, Dermion, Inc. and
                 Ciba-Geigy Corporation, dated March 29, 1996
    10.17****    Stock Purchase Agreement among the Company, Dermion, Inc. and Ciba-Geigy
                 Corporation, dated March 29, 1996
    10.18**      Stockholders' Agreement among the Company, Dermion, Inc. and Ciba-Geigy
                 Corporation, dated March 29, 1996
    10.19****    Agreement between the Company and Laboratoires Fournier S.C.A., dated
                 February 20, 1996
    10.20***     Agreement between the Company and ALZA Corporation, dated July 28, 1993

     EXHIBIT
     NUMBER                                      DESCRIPTION
    ---------    ----------------------------------------------------------------------------
    10.21****    Supply Agreement between the Company and Abbot Laboratories, Inc., dated
                 April 27, 1993
    10.22**      Stock Purchase Agreement between the Company and The CIT Group/Venture
                 Capital, Inc., dated March 8, 1993
    10.23**      Stock Purchase Agreement between the Company and certain investors, dated
                 February 19, 1993
    10.24        License Agreement between the Company and the University of Utah Research
                 Foundation, dated October 1, 1992
    10.25        Warrant issued to Silicon Valley Bank, dated June 25, 1992
    10.26**      Company 1997 Share Incentive Plan
    10.27****    Preferred Stock Purchase Agreement between the Company, Newtek Ventures, MBW
                 Venture Partners, Michigan Investment Fund, Utah Ventures, Cordis
                 Corporation, Ian R.N. Bund, James R. Weersing and Robert J. Harrington,
                 dated August 4, 1987
    10.28**      Exchange Agreement among the Company, Novartis Pharmaceuticals Corporation and Dermion, Inc., dated November 1, 1997
    10.29**      Warrant to Purchase Shares of Common Stock in favor of Novartis
                 Pharmaceuticals Corporation, dated November 1, 1997
    10.30**      First Amendment of Research & Development Agreement among the Company,
                 Novartis Pharmaceuticals Corporation and Dermion, Inc. dated November 1,
                 1997.
    10.31****    Supply Agreement between the Company and Luitpold Pharmaceuticals,
                 Inc./American Regent Laboratories, Inc. dated December 4, 1994
    11.1**       Statement re computation of earnings per share
    21.1**       Schedule of Subsidiaries
    23.1**       Consent of Parsons Behle & Latimer
    23.2**       Consent of Ernst & Young LLP
    23.3**       Consent of Workman Nydeggar & Seeley
    24.1**       Power of Attorney (see signature page)
    27.1**       Financial Data Schedule

---------------

     Filed herewith

   * To be filed by amendment

  ** Previously filed

 *** Confidential portions omitted and previously filed separately with the Commission.

**** Confidential portions omitted and filed herewith

          (B) FINANCIAL STATEMENT SCHEDULES

     All required financial statement schedules are included as part of the Consolidated Financial Statements.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes that:

          (1) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah on the 15th day of December, 1997.

                                          IOMED, Inc.

                                          /s/ NED M. WEINSHENKER

                                          --------------------------------------
                                          By: Ned M. Weinshenker, Ph.D.
                                          Its: Chief Executive Officer and
                                          Director

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ned M. Weinshenker, and Robert J. Lollini, and each of them, his attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments (including posteffective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                   SIGNATURE                                TITLE                    DATE
-----------------------------------------------    ------------------------    ----------------

            /s/ NED M. WEINSHENKER                     President, Chief         October 3, 1997
-----------------------------------------------     Executive Officer and
              Ned M. Weinshenker                     Director (Principal
                                                      Executive Officer)

             /s/ ROBERT J. LOLLINI                 Vice President and Chief     October 3, 1997
-----------------------------------------------       Financial Officer
               Robert J. Lollini                   (Principal Financial and
                                                     Accounting Officer)

             /s/ JAMES R. WEERSING                 Chairman of the Board of     October 3, 1997
-----------------------------------------------           Directors
               James R. Weersing

               /s/ JOHN W. FARA                            Director             October 3, 1997
-----------------------------------------------
              John W. Fara, Ph.D.

              /s/ PETER J. WARDLE                          Director             October 3, 1997
-----------------------------------------------
                Peter J. Wardle

             /s/ STEVEN P. SIDWELL                         Director             October 3, 1997
-----------------------------------------------
               Steven P. Sidwell

                /s/ WARREN WOOD                            Director             October 3, 1997
-----------------------------------------------
                  Warren Wood

                                                           Director             October 3, 1997
-----------------------------------------------
               Michael T. Sember

                                 EXHIBIT INDEX

                                                                                     SEQUENTIALLY
    EXHIBIT                                                                            NUMBERED
     NUMBER                                 DESCRIPTION                                  PAGE
    --------     ------------------------------------------------------------------  ------------
     1.1*        Form of Underwriting Agreement....................................
     3.1**       Amended and Restated Articles of Incorporation of the Company.....
     3.2**       Amended and Restated Bylaws of the Company........................
     4.1**       Reference is made to Exhibit 3.1..................................
     4.2*        Specimen of Common Share Certificate..............................
     5.1*        Opinion of Parsons Behle & Latimer................................
    10.1**       Lease between the Company and Hayter Properties, Inc., dated
                 September 1, 1997.................................................
    10.2****     License Agreement between the Company and Elan International
                 Services, Ltd., dated April 14, 1997..............................
    10.3****     License Agreement between the Company and Drug Delivery Systems,
                 Inc., dated April 14, 1997........................................
    10.4**       Promissory Note issued by the Company to Elan International
                 Management, Ltd., in the principal amount of $10,000,000, dated
                 April 14, 1997....................................................
    10.5**       Promissory Note issued by the Company to Elan International
                 Management, Ltd., in the principal amount of $5,000,000, dated
                 April 14, 1997....................................................
    10.6****     Note Purchase and Warrant Agreement among the Company, Elan
                 International Services, Ltd. And Elan International Management,
                 Ltd. dated April 14, 1997.........................................
    10.7         Warrant issued to Elan International Services, Ltd., dated April
                 14, 1997..........................................................
    10.8**       Registration Rights Agreement between the Company and Elan
                 International Services, Ltd., dated April 14, 1997................
    10.9****     Asset Acquisition Agreement between the Company and Fillauer,
                 Inc., dated December 27, 1996.....................................
    10.10****    License Agreement between the Company and Fillauer, Inc., dated
                 December 26, 1996.................................................
    10.11        Warrant issued to Alliance of Children's Hospitals, Inc., dated
                 December 1, 1996..................................................
    10.12**      Stock Purchase Agreement between the Company and Child Health
                 Investment Corporation, dated November 29, 1996...................
    10.13***     Manufacturing Agreement between the Company and KWM Electronics
                 Corporation, dated November 1, 1996...............................
    10.14****    Contribution Agreement between the Company and Dermion, Inc., dated March 29, 1996..............................................
    10.15***     Patent License Agreement between the Company and Dermion, Inc., dated March 29, 1996..............................................
    10.16****    Research and Development Agreement among the Company, Dermion,
                 Inc. and Ciba-Geigy Corporation, dated March 29, 1996.............
    10.17****    Stock Purchase Agreement among the Company, Dermion, Inc. and
                 Ciba-Geigy Corporation, dated March 29, 1996......................
    10.18**      Stockholders' Agreement among the Company, Dermion, Inc. and Ciba-
                 Geigy Corporation, dated March 29, 1996...........................

                                                                                     SEQUENTIALLY
    EXHIBIT                                                                            NUMBERED
     NUMBER                                 DESCRIPTION                                  PAGE
    --------     ------------------------------------------------------------------  ------------
    10.19****    Agreement between the Company and Laboratoires Fournier S.C.A., dated February 20, 1996...........................................
    10.20***     Agreement between the Company and ALZA Corporation, dated July 28,
                 1993..............................................................
    10.21****    Supply Agreement between the Company and Abbot Laboratories, Inc., dated April 27, 1993..............................................
    10.22**      Stock Purchase Agreement between the Company and The CIT
                 Group/Venture Capital, Inc., dated March 8, 1993..................
    10.23**      Stock Purchase Agreement between the Company and certain
                 investors, dated February 19, 1993................................
    10.24        License Agreement between the Company and the University of Utah
                 Research Foundation, dated October 1, 1992........................
    10.25        Warrant issued to Silicon Valley Bank, dated June 25, 1992........
    10.26**      Company 1997 Share Incentive Plan.................................
    10.27****    Preferred Stock Purchase Agreement between the Company, Newtek
                 Ventures, MBW Venture Partners, Michigan Investment Fund, Utah
                 Ventures, Cordis Corporation, Ian R.N. Bund, Jamers R. Weersing
                 and Robert J. Harrington, dated August 4, 1987....................
    10.28**      Exchange Agreement among the Company, Novartis Pharmaceuticals
                 Corporation and Dermion, Inc., dated November 1, 1997.............
    10.29**      Warrant to Purchase Shares of Common Stock in favor of Novartis
                 Pharmaceuticals Corporation, dated November 1, 1997...............
    10.30**      First Amendment of Research & Development Agreement among the
                 Company, Novartis Pharmaceuticals Corporation and Dermion, Inc.
                 dated November 1, 1997.
    10.31****    Supply Agreement between the Company and Luitpold Pharmaceuticals,
                 Inc./American Regent Laboratories, Inc. dated December 4, 1994.
    11.1**       Statement re computation of earnings per share....................
    21.1**       Schedule of Subsidiaries..........................................
    23.1**       Consent of Parsons Behle & Latimer................................
    23.2**       Consent of Ernst & Young LLP......................................
    23.3**       Consent of Workman Nydeggar & Seeley..............................
    24.1**       Power of Attorney (see signature page)............................
    27.1**       Financial Data Schedule...........................................

---------------
     Filed herewith

   * To be filed by amendment

  ** Previously filed

 *** Confidential portions omitted and previously filed separately with the Commission

**** Confidential portions omitted and filed herewith